Exhibit 99.1

SHARE PURCHASE AGREEMENT

made between

ACADIAN MINING CORPORATION

and

SELWYN RESOURCES LTD.

Dated as of May 25 , 2011

PART 10 POST CLOSING OBLIGATIONS OF ACADIAN	24

Trade Payables of ScoZinc	24
Acadian's Assets	24
Acadian’s Obligations during the Storage Period	24
Acadian’s Personnel	25
Acadian’s Obligations in Respect of its Personnel	25

PART 11 BOOKS, RECORDS	25

Books and Records	25
Confidentiality of Data	25

PART 12 GENERAL	26

Waiver by Selwyn	26
Waiver by Acadian	26
Limitation of Waiver	26
Amendment	26
Severability	26
Effect of Certificates	26
Notice	26
Time	27
Assignment	27
Press Releases	28
Expenses	28
Enurement	28
Entire Agreement	28
Counterparts	28

Schedule A	-	Assets
Schedule B	-	ScoZinc Rights
Schedule C	-	Environmental Violations
Schedule D	-	Authorizations and Consents Required by ScoZinc
Schedule E	-	ScoZinc Contracts
Schedule F	-	Documents to be delivered by Acadian at the Closing
Schedule G	-	Documents to be delivered by Selwyn at the Closing
Schedule H	-	Acadian's Assets Located at the Scotia Mine Site
Schedule I	-	Pre-Closing Reorganization of ScoZinc
Schedule J	-	ScoZinc Liabilities
Schedule K	-	December 31, 2010 Audited Financial Statements of ScoZinc and the Unaudited March 31, 2011 Financial Statements of ScoZinc
Schedule L	-	Changes in ScoZinc's Business, Financial Condition, Properties and Affairs since December 31, 2010

- ii -

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 25th day of May, 2011

BETWEEN:

SELWYN RESOURCES LTD., having an office at Suite 700, 509 Richards Street, Vancouver, British Columbia V6B 2Z6

("Selwyn")

OF THE FIRST PART

AND:

ACADIAN MINING CORPORATON, having an office at 15601 Hwy 224, Cooks Brook, Nova Scotia B0N 1Y0

("Acadian")

OF THE SECOND PART

WHEREAS:

(A)           Selwyn and Acadian entered into a binding Letter Agreement dated February 18, 2011 in respect of the purchase by Selwyn of all of the issued shares of ScoZinc Limited, a Nova Scotia company that is a wholly owned subsidiary of Acadian; and

(B)           The Letter Agreement provides for Selwyn and Acadian to enter into a formal share purchase agreement, which this Agreement is.

NOW THEREFORE, THIS AGREEMENT WITNESS that, in consideration of the mutual covenants and agreements herein contained, the parties hereto mutually agree as follows:

PART 1

INTERPRETATION

Definitions

1.1	In and for the purpose of this Agreement:

(a)           Acadian Assets means Acadian’s assets listed in Schedule H that are to remain at the Scotia Mine site during the Storage Period.

(b)           Additional Bonding Requirement means the additional money that will need to be put up as a result of the acceptance by the D of E of the Revised Reclamation and Closure Plan;

(c)           Affiliate has the meaning ascribed thereto in the Business Corporations Act.

(d)           Assets means all of the assets of any kind and nature owned by ScoZinc, including without limitation, the Mineral Properties, Real Property, Improvements, Rights, Performance and Security Deposits, ScoZinc Contracts, Technical Data and Other Assets;

(e)           Business Day means a day on which the main branch of the Bank of Montreal in Vancouver, British Columbia and Halifax, Nova Scotia, is open to the public for business;

(f)            Business Corporations Act means the British Columbia Business Corporations Act

(g)           Close of Business means 5:00 p.m. Halifax time;

(h)           Closing means the completion of the sale and purchase of the ScoZinc Shares on the Closing Date pursuant to and in accordance with the terms and conditions of this Agreement;

(i)            Closing Date means a date mutually agreed to by the parties which is no later than May 31, 2011, or such other date as mutually agreed to by the parties;

(j)            Closing Document means any document, agreement and other delivery required to be delivered at the Closing pursuant to this Agreement, which will include such officers' certificates and instruments of conveyance as may be prescribed by this Agreement or as are customary in transactions of the nature contemplated herein, and Closing Documents means all such documents collectively;

(k)           Confidentiality Agreement means the agreement between Acadian and Selwyn dated November 16, 2010;

(l)            D of E means the Department of Environment of Nova Scotia;

(m)          Dutch Settlement Road Lands means the lands described in the lease dated May 13, 2011 between ScoZinc and Douglas Benjamin regarding lands on the Dutch Settlement Road;

(n)           DNR means the Department of Natural Resources of Nova Scotia;

(o)           Encumbrance means a mortgage, pledge, hypothecation, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, licence, assignment, option, claim or other encumbrance or charge, whether or not registered or capable of being registered;

(p)           Environmental Audit means the environmental audit of the Scotia Mine site described in §4.3(e) to be carried out by Selwyn;

(q)           Improvements means all buildings, plants, other structures, roads, other improvements, appurtenances and fixtures, located on the Real Property;

(r)            Interim Period means the period commencing on the date hereof and ending immediately following completion of the Closing;

(s)           Letter Agreement means the agreement dated February 18, 2011 between Selwyn and Acadian;

(t)            Mineral Properties means the mineral licenses that form part of the Assets as described in Part A of Schedule A;

(u)           NI 43-101 Report means the National Instrument 43-101 compliant technical report containing a mineral resource estimate for the Scotia Mine that is described in §4.3(e);

(v)           Other Assets means the other assets owned by ScoZinc as described in Part C of Schedule A;

(w)           parties means the Selwyn and Acadian collectively, and party means any one of them;

(x)            Performance and Security Deposits means the security deposits that ScoZinc has lodged with regulatory authorities pursuant to the Rights and with Nova Scotia Business Incorporated in connection with a lease of premises in Sheet Harbour, all of which are described in Part D of Schedule A;

(y)            Permitted Encumbrances means the following Encumbrances in respect of the Mineral Properties and the Real Property:

(i)           inchoate or statutory liens for taxes or utilities not at the time overdue;

(ii)          any reservations or exceptions contained in the original grants of land or the terms of any lease in respect of any real property comprising the Real Property;

(iii)         discrepancies in the legal description of the Real Property or any adjoining real property which would be disclosed in an up to date survey and any registered easements, agreements and restrictions or covenants that run with the land which do not materially detract from the value of, or affect the right to transfer the Real Property or its use;

(iv)         rights of way for or reservations or rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances or other restrictions as to the use of real property, which do not in the aggregate materially detract from the value of or affect the right to transfer the Real Property;

(v)          the Royalties; and

(vi)         the obligations associated with the Rights provided that Selwyn agrees to the Revised Reclamation and Closure Plan and the Additional Bonding Requirement;

(z)           Person means an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or a trustee, executor, administrator or other legal representative;

(aa)         Pre-Closing means the tender into escrow of the Purchase Price and all Closing Documents necessary to effect the Closing, with the exception of the documents necessary to effect the Pre-Closing Reorganization;

(bb)        Pre-Closing Reorganization means the reorganization of ScoZinc in accordance with the reorganization plan described in Schedule I, which is to be completed as of the Closing;

(cc)         Production Royalty means the production royalty described in §2.2(b);

(dd)        Purchase Price means the price to be paid for the ScoZinc Shares, as set out in §2.1;

(ee)         Real Property means the real property interests forming part of the Assets as described in Part B of Schedule A;

(ff)          Revised Reclamation and Closure Plan means a reclamation and closure plan for the Scotia Mine, in form satisfactory to Selwyn, prepared by ScoZinc and accepted by the Nova Scotia Government;

(gg)        Rights means the permits, licenses and approvals which are described in Schedule B;

(hh)        Royalties means the royalties which are described in Part E of Schedule A that are payable in respect of production from certain parts of the Mineral Properties;

(ii)           Scotia Mine means the lead/zinc mine located in Halifax county of Nova Scotia that is owned by ScoZinc;

(jj)           ScoZinc means ScoZinc Limited, a Nova Scotia company;

(kk)         ScoZinc Authorizations means the authorizations, approvals and consents described in Schedule D which are required in order for the ScoZinc Shares that are owned by Acadian to be legally transferred to Selwyn;

(ll)           ScoZinc Contracts means the contracts that are listed in Schedule E;

(mm)       ScoZinc Financial Statements means the audited financial statements of ScoZinc for the fiscal year ended December 31, 2010, which statements are attached hereto as Schedule K;

(nn)         ScoZinc Shares means the common shares without par value of ScoZinc;

(oo)         Storage Period means the 30 day period described in §10.2.

(pp)         Tax Act means the Income Tax Act (Canada);

(qq)         Technical Data means all of the technical data and correspondence which ScoZinc has in respect of the Mineral Properties, Rights and Real Property including, without limitation, reports, drill core and logs, metallurgical samples, environmental data and digital data files; and

(rr)           Third Party Rights means the rights of third parties, other than the holders of Royalties, that are described in Part F of Schedule A.

Interpretation

1.2	In this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           this Agreement means this agreement, including the Schedules hereto, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions of this Agreement;

(b)           a reference to a Part means a Part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the Section, paragraph or subparagraph of this Agreement so designated;

(c)           the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(d)           the word including, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as without limitation or but not limited to or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(e)           an accounting term not otherwise defined herein has the meaning assigned to it, and every calculation to be made hereunder is to be made, in accordance with generally accepted Canadian accounting principles applied on a consistent basis;

(f)           a reference to currency means Canadian currency;

(g)          every payment due hereunder is to be made by wire transfer to the account designated by the receiving party;

(h)          a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(i)            a reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(j)            words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa; and

(k)           an action to be taken pursuant to this Agreement on or before a day which is not a Business Day may be taken on the next Business Day thereafter.

Schedules

1.3	The following are the Schedules to this Agreement:

Schedule A	-	Assets;
Schedule B	-	ScoZinc Rights;
Schedule C	-	Environmental Violations;
Schedule D	-	Authorizations and Consents Required by ScoZinc;
Schedule E	-	ScoZinc Contracts;
Schedule F	-	Documents to be delivered by ScoZinc at the Closing;
Schedule G	-	Documents to be delivered by Selwyn at the Closing;
Schedule H	-	Acadian's Assets Located at the Scotia Mine Site;
Schedule I	-	Pre-Closing Reorganization of ScoZinc;
Schedule J	-	ScoZinc Liabilities;
Schedule K	-	December 31, 2010 Audited Financial Statements of ScoZinc and the Unaudited March 31, 2011 Financial Statements of ScoZinc; and
Schedule L	-	Changes in ScoZinc's Business, Financial Condition, Properties and Affairs Since December 31, 2010.

Governing Law

1.4	This Agreement will be governed by and construed in accordance with the laws of British Columbia and of Canada applicable therein, which will be deemed to be the proper law hereof.

Attornment

1.5
The courts of British Columbia will have jurisdiction to entertain and determine all disputes and claims, whether for specific performance, injunction, declaration or otherwise howsoever both at law and in equity, arising out of or in any way connected with the construction, breach, or alleged, threatened or anticipated breach of this Agreement, and will have jurisdiction to hear and determine all questions as to the validity, existence or enforceability thereof.

PART 2

PURCHASE OF SCOZINC SHARES

Purchase

2.1
Relying upon the representations and warranties of Acadian set forth herein, and subject to the conditions provided herein, Selwyn will purchase from Acadian and Acadian will sell to Selwyn all of the issued and outstanding ScoZinc Shares on the Closing Date, free and clear of all Encumbrances, for a purchase price, which is to be paid to Acadian at the time of Closing, of $10,000,000 less any adjustment amount as determined pursuant to §2.2.

Adjustments to the Purchase Price

2.2	The Purchase Price will be reduced by:

(a)           the balance owing as of the Closing of any amount required to be deposited in respect of the Additional Bonding Requirement, which amount will be paid by Selwyn directly to the Nova Scotia Government at Closing; and

(b)           the amount of any production royalty owing by ScoZinc to the Nova Scotia Government at Closing unless Acadian has delivered to Selwyn at or prior to Closing, security for payment of the royalty that is acceptable to Selwyn.

PART 3

ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

Assumption of Liabilities by Selwyn

3.1
Subject to §3.2 and the other terms and conditions hereof, Selwyn covenants and agrees that, at and after the Closing Time, it will assume, be liable and responsible for and undertakes to discharge, perform and fulfill all obligations of any nature or kind whatsoever, whether arising before, on or after the Closing Date, relating to, arising out of or in any way connected with the use, maintenance, ownership or operation of the Mineral Properties, Real Property or Improvements or the environmental condition of the air, water, surface or subsurface of the lands forming part thereof, resulting directly or indirectly from the use, storage transportation, disposal or discharge of any reagent, chemical, contaminant, pollutant, dangerous substance, liquid and industrial waste, industrial effluents, or hazardous substance in, about or relating to the Mineral Properties, Real Property or Improvements, including acts or omissions done or omitted or conditions or events that existed prior to the Closing Date, whether or not disclosed in environmental audits or other material provided by ScoZinc or Acadian to Selwyn or identified through investigations carried out by or on behalf of Selwyn.

Indemnification of Acadian by Selwyn

3.2
Selwyn covenants and agrees to indemnify and hold Acadian and its Affiliates, and each of their respective officers, directors, employees, agents and shareholders harmless with respect to all damages, losses, costs, liabilities, fees and expenses, present and future, known and unknown, arising out of or in any way connected with the Pre-Closing Reorganization and the use, maintenance, ownership or operation of the Mineral Properties, Real Property or Improvements or the environmental condition of the air, water, surface or subsurface of the lands forming part thereof, resulting directly or indirectly from the use, storage transportation, disposal or discharge of any reagent, chemical, contaminant, pollutant, dangerous substance, liquid and industrial waste, industrial effluents, or hazardous substance in, about or relating to the Mineral Properties, Real Property or Improvements, including acts or omissions done or omitted or conditions or events that existed prior to the Closing Date, whether or not disclosed in environmental audits or other material provided by ScoZinc or Acadian to Selwyn or identified through investigations carried out by or on behalf of Selwyn, save and except that this indemnity does not apply to any loss in respect of which Selwyn is entitled to be indemnified pursuant to the provisions of §3.3.

Indemnification of Selwyn

3.3
Following the Closing, Acadian will, in addition to the indemnities provided for in §10.3 and §10.5, indemnify and save Selwyn harmless from and against all losses, judgements, amounts paid in settlement of actions or claims, liabilities (whether accrued, actual, contingent or otherwise), costs, deficiencies, damages, expenses (including but not limited to, reasonable legal fees and disbursements) and demands whatsoever accruing from or resulting by reason of:

(a)           any breach of a representation or warranty made or given by Acadian in this Agreement or in any Closing Document; or

(b)           any failure by Acadian to observe or perform any covenant or obligation contained in this Agreement or in any Closing Document;

provided however, that Acadian will not be responsible for or be obligated to indemnify Selwyn against any losses, judgements, amounts paid in settlement of actions or claims, liabilities (whether accrued, actual, contingent or otherwise), costs, deficiencies, damages, expenses (including but not limited to, reasonable legal fees and disbursements) and demands whatsoever incurred by it or ScoZinc accruing from or resulting by reason of Acadian and ScoZinc completing the Pre-Closing Reorganization (other than in respect of a breach of the representation and warranty provided in §4.1(jj)).

Claim of Indemnity

3.4	A party claiming for indemnity under this Part 3 (the "Indemnitee") will:

(a)           in respect of third party claims, give prompt notice of any claim, action, proceeding or circumstances that could reasonably give rise to such a claim to the party which has agreed to indemnify it (the "Indemnitor").  Inadvertent failure to give such prompt notice will not preclude the Indemnitee from pursuing the claim unless and to the extent that the Indemnitor is materially prejudiced by such failure.  The Indemnitor may, and will, if directed to do so by the Indemnitee, at its own expense and in the name of the Indemnitee or otherwise, dispute any claim made, or any matter on which a claim could be made, by a third party in respect of which a notice has been given by the Indemnitee under this Part 3 and may retain counsel of their choice to have conduct of any proceeding relating to such a claim.  For the purpose of confirming or disputing such a claim, the Indemnitee will provide full and complete disclosure to the Indemnitor and complete access to and right of inspection by the representatives of the Indemnitor of all documents and records in the possession or control of the Indemnitee relating to such claim.  If the Indemnitor is required to furnish any security for the purpose of defending or contesting any such claim, all monies or property representing such security received by the Indemnitee as a result of a successful defence or contestation will be held in trust by the Indemnitee for the benefit of the Indemnitor and will be remitted to the Indemnitor on demand; and

(b)           with respect to any claim by the Indemnitee or an Affiliate thereof against the Indemnitor which does not result from a third party claim, assert the claim by giving the Indemnitor written notice of the claim.  The Indemnitor will then have a period of thirty (30) days within which to respond in writing to such claim.  If the Indemnitor does not so respond within such 30-day period, the Indemnitor will be deemed to have rejected such claim, and in such event the Indemnitee will be free to pursue such remedies, including an action against the Indemnitor, as may be available to the Indemnitee.

PART 4

REPRESENTATIONS, WARRANTIES, COVENANTS AND
 ACKNOWLEDGEMENTS OF ACADIAN

Representations and Warranties of Acadian

4.1	Acadian represents and warrants to Selwyn, as representations and warranties that are true at the date hereof and at Closing, as if such representations and warranties were made at such time, that:

(a)           it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)           it has full power and authority to carry on its business, to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement, to complete all of the transactions contemplated hereby and to duly observe and perform all of its covenants and obligations herein set forth;

(c)           neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which Acadian is a party;

(d)           the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e)           all corporate authorizations have been obtained by it for the execution of this Agreement and the other agreements and documents contemplated hereby and for the performance of its obligations hereunder and thereunder;

(f)            it has the exclusive right to enter into this Agreement and to sell its ScoZinc Shares to Selwyn in accordance with the terms of this Agreement;

(g)           ScoZinc is a wholly owned subsidiary of Acadian and Acadian holds all of the issued and outstanding ScoZinc Shares free and clear of any Encumbrances;

(h)           the authorized share capital of ScoZinc as of the date of this Agreement consists of 10,000,000 common shares without par value (the "ScoZinc Shares") of which 9,750,132 are outstanding as fully paid and non-assessable shares and as of the Closing, subsequent to completion of the Pre-Closing Reorganization, the authorized share capital of ScoZinc will be increased by the number of ScoZinc Shares that is determined under the Pre-Closing Reorganization;

(i)            ScoZinc;

(i)           is a body corporate duly incorporated, organized and validly subsisting under the laws of Nova Scotia;

(ii)          has full power and authority to carry on its business as done so in the past;

(iii)         has or as of the Closing will have, obtained all corporate and shareholder authorizations required by it in order for the ScoZinc Shares owned by Acadian to be lawfully transferred to Selwyn in accordance with the terms hereof; and

(iv)         does not have any liabilities of any kind, contingent or absolute, including without limitation, any outstanding bonds, debentures, notes or other debt, save and except as described in Schedule J;

(j)            no proceedings are pending for and Acadian is unaware of any basis for, the institution of any proceedings leading to, the dissolution or winding-up of ScoZinc or the placing of ScoZinc into bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(k)           none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby or the observance and performance by Acadian of its covenants and obligations herein set forth will;

(i)           conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the constating documents of ScoZinc or violate or result in the breach of the laws of any jurisdiction applicable or pertaining to ScoZinc; or

(ii)          constitute or result in a breach or default under any agreement, contract, lease, indenture, other instrument or commitment to which Acadian or ScoZinc is a party, is subject to or derives benefit from, other than under such agreements, contracts, leases, indentures, other instruments and commitments with respect to the ScoZinc Authorizations, which Acadian is required, pursuant to the terms of this Agreement, to deliver to Selwyn at the Closing;

(l)            no authorization, approval, order, licence, permit or consent of any governmental authority, regulatory body or court of Canada or any political subdivision thereof, and no registration with, declaration or notice to or filing by Acadian or ScoZinc with any such governmental authority, regulatory body or court is required in order for Acadian to;

(i)           incur the obligations expressed to be incurred by it in or pursuant to this Agreement,

(ii)          execute and deliver all other documents and instruments to be delivered by it pursuant to this Agreement,

(iii)         duly perform and observe the terms and provisions of this Agreement, including without limitation the sale if its ScoZinc Shares to Selwyn, free of all Encumbrances, or

(iv)         render this Agreement legal, valid, binding and enforceable against it,

save and except for those comprised in the ScoZinc Authorizations;

(m)          on obtaining the ScoZinc Authorizations, all necessary approvals required for Acadian to sell its ScoZinc Shares to Selwyn, free of all Encumbrances, will have been obtained and Acadian will be able to transfer to Selwyn good and marketable title to all of the issued and outstanding ScoZinc Shares at the Closing, free and clear of any Encumbrance;

(n)           the Assets;

(i)           represent all of the assets of ScoZinc,

(ii)          are owned by ScoZinc as to a 100% right, title and interest therein, free and clear of all Encumbrances, subject to the Permitted Encumbrances and to security in favour of Acadian, which security in favour of Acadian will be discharged forthwith following the completion of the Pre-Closing Reorganization, and

(iii)         except as set forth in this Agreement or the Schedules hereto, are in good standing under applicable agreements and all applicable laws;

(o)           there is no adverse claim or challenge against or to the ownership of or title to any of the Assets, nor to the knowledge of Acadian, is there any basis therefore and there is no written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement to acquire or purchase any of the Assets;

(p)           there is no written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement to acquire or purchase any ScoZinc Shares from the treasury of ScoZinc or to acquire or purchase the ScoZinc Shares owned by Acadian;

(q)           ScoZinc is not party to or bound by any contract or agreement, whether oral or written, other than the contracts and agreements listed in Schedule E, which contracts are all in full force and effect and have not been amended except as described in Schedule E;

(r)            all realty taxes, rates, levies and assessments with respect to the Mineral Properties, Improvements and Real Property which are due have been paid in full, except real property taxes for 2011, and there are no proceedings with respect thereto and all other assessments, taxes and utility charges due and payable in respect of the Assets have been paid;

(s)            with respect to the Rights;

(i)           each of them is, except as disclosed in Schedules B and D, in good standing and in full force and effect;

(ii)          except as disclosed in writing to Selwyn, the covenants and conditions contained therein on the part of ScoZinc have been performed and observed by ScoZinc in all material respects; and

(iii)         there is no outstanding material dispute related thereto;

(t)            the Rights, the Real Property, the Performance and Security Deposits, the Third Party Rights and the Royalties represent all of the agreements, contracts, leases, rights, other instruments or commitments which ScoZinc has entered into in connection with the Assets which are material to the Assets;

(u)           except as disclosed on Schedule B, to the knowledge of Acadian, ScoZinc is not in breach of or in default under any term or condition of any of the Rights, except for such breaches or defaults, if any, which, Selwyn has been given notice of and when taken together with any similar breach or default, would not have a material adverse effect singularly or in the aggregate on the ownership of the Assets or the conduct of mineral exploration and development activities thereon by ScoZinc following the Closing Date;

(v)           except as disclosed to Selwyn in writing, Acadian is not aware of;

(i)           any outstanding work relating to the Assets required by any federal, provincial, territorial, regional, municipal or local authority, or

(ii)          any matters under discussion with any such authority relating to such work, or

(iii)         any existing conditions or circumstances that could result in any of the foregoing;

(w)           save and except as described in Schedule C, to the knowledge of Acadian, the Assets and their existing and prior uses since July 6, 2006, comply and have at all times complied in all material respects with, and ScoZinc is not in material violation of, and has not materially violated, in connection with the ownership, use, maintenance or operation of the Assets, any applicable federal, provincial, municipal or local laws, regulations, orders, permits or approvals relating to its operations at the Scotia Mine or its use of the Assets, including without limitation, those related to environmental and similar matters, which were not resolved to the satisfaction of the relevant government authority;

(x)             save and except as described in Schedules B and C and without limiting the generality of §4.1(w), to the knowledge of Acadian, ScoZinc has since July 6, 2006:

(i)           carried out its operations and has at all times received, handled, used, stored, treated, shipped and disposed of all environmental waste or similar contaminants, in material compliance with all applicable environmental, health or safety laws, regulations, orders, permits or approvals,

(ii)          removed from and off the mineral claims, other mineral interests and real property interests comprised in the Assets all environmental waste or similar contaminants, except for those stored in compliance with applicable permits and authorizations; and

(iii)         not released into the environment, or deposited, discharged, placed or disposed of at, on or near the mineral claims, other mineral interests and real property interests comprised in the Assets any material amount of hazardous or toxic materials, substances, pollutants, contaminants or wastes;

(y)            save and except as described in Schedule C, to the knowledge of Acadian, no notices of any violation or apparent violation of any of the matters referred to in §4.1(w) or §4.1(x) have been received by ScoZinc that remain outstanding or unresolved;

(z)             to its knowledge, there currently does not exist any state of facts which give or could give rise to any liability of ScoZinc for environmental contamination or pollution relating to any mineral license, other mineral interest or real property currently or held by ScoZinc since July 6, 2006, and ScoZinc is not subject to any environmental, government or regulatory investigation or any stop work orders, clean up orders, abandonment orders or reclamation orders and is not aware of any environmental claim with respect to such past or current properties that remain outstanding or unresolved;

(aa)           there are no writs, injunctions, orders or judgments outstanding, no law suits, actions, claims, arbitration proceedings, governmental proceedings or investigations, including any appeal or application for review, in progress, pending or threatened against, or relating to ScoZinc or the use, maintenance or operation of the Assets, whether related to environmental or similar matters, or otherwise, nor, to the knowledge of Acadian is there any basis for any such law suit, action, claim, arbitration proceeding, governmental proceeding or investigation being instituted or filed;

(bb)          ScoZinc is not a non-resident of Canada for the purposes of the Tax Act and is an HST registrant under the Excise Tax Act;

(cc)          neither ScoZinc nor Acadian own or have any interest in any property, mineral or otherwise that is not part of the Assets and which is adjacent to or contiguous with any of the Mineral Properties or Real Property;

(dd)          to the best of its knowledge;

(i)           the information provided to Selwyn and its representatives concerning the business and affairs of ScoZinc, technical, financial and otherwise, and the Assets, from November 16, 2010 to the date hereof is true and accurate in all material respects, and

(ii)           it is unaware of any undisclosed information held by either Acadian or ScoZinc that would qualify any of the information concerning ScoZinc or the Assets that has been furnished to Selwyn and would reasonably be expected to affect Selwyn's decision to acquire the ScoZinc Shares from Acadian;

(ee)           the portion of the Assets related to the Scotia Mine that were inspected by representatives of Selwyn on January 6 and 7, 2011 and February 9 and 10, 2011 (collectively the "Investigation Period") are in existence as inspected during the Investigation Period and are in the same condition in all material respects as they were during the Investigation Period;

(ff)            all material financial, corporate and business transactions of ScoZinc have been accurately recorded in the books and records of ScoZinc and such books and records fairly present the financial position and the corporate and business affairs of ScoZinc;

(gg)          the financial year end of ScoZinc is December 31 and the most recent annual financial statements of ScoZinc are the audited financial statements for the fiscal year ended December 31, 2010, which statements are attached hereto as Schedule K;

(hh)          the ScoZinc Financial Statements have been prepared in accordance with generally accepted Canadian accounting principles applied on a basis consistent with that of previous periods and they fairly represent the status and affairs of ScoZinc as at the date of such statements;

(ii)            since December 31, 2010, ScoZinc has carried on its business in the ordinary and usual course and there has been no change in the business, financial condition, properties or affairs of ScoZinc that has had, or could be reasonably expected to have, a material adverse effect on the Assets, business, future prospects or financial condition of ScoZinc, save and except as described in Schedule L;

(jj)             to the best of Acadian's knowledge, ScoZinc's material tax pools as at December 31, 2010 are as follows:

(i)           Non-capital loss carry-forwards - $14,607,613;

(ii)          Undepreciated capital cost - $16,294,613;

(iii)         Cumulative Canadian exploration expense - $1,061,260;

(iv)         Cumulative Canadian development expense (regular) - $2,747,388;

(v)          Cumulative Canadian development expense (successor) - $3,260,786;

(vi)         Investment tax credit - $1,700,597;

(kk)           since 2006, ScoZinc has filed all tax returns as required by applicable law, has made complete and accurate disclosure in such returns and accompanying material, has not renounced any cumulative Canadian exploration expense and has no outstanding tax liabilities for all open tax years;

(ll)             ScoZinc has no employment, management or consultant contracts, or any other formal or informal arrangements, nor does it have any policies in force applicable to any employees, that contain the requirement to make lump-sum cash payments or pay other consideration upon the occurrence of a change of control of ScoZinc or upon the termination of the employment, contract or arrangement;

(mm)         the work force that is or was employed by ScoZinc has never been unionized;

(nn)           the directors and officers of ScoZinc are as follows:

(i)           the sole director of ScoZinc is Annapolis Gold Corp;

(ii)          the President & CEO is Grant Ewing;

(iii)         the Chief Financial officer is Stacey Stone; and

(iv)         the Corporate Secretary is D. Suzan Frazer;

(oo)           to its knowledge, neither this Agreement nor any document, certificate or statement furnished to Selwyn by Acadian in connection with the transactions contemplated hereby contains a misrepresentation of a material fact which would reasonably be expected to affect Selwyn's decision to acquire the ScoZinc Shares;

(pp)           no amounts are owing and no material default exists in respect of the ScoZinc Contracts on the part of either ScoZinc or any other party thereto, and Acadian is not aware, of any intention on the part of the parties to such agreements to terminate or materially alter any such contract or agreement, save and except as described in Schedules A or E;

(qq)           all amounts required to be withheld and remitted for taxes by ScoZinc from payments made to any present or former shareholder, officer, director, non-resident creditor, employee, associate or consultant or in respect of goods and services or sales taxes has been withheld and paid on a timely basis to the proper governmental body pursuant to applicable legislation;

(rr)             it holds a non-interest bearing note from ScoZinc in the approximate amount of $32,000,000, which note is a valid and binding obligation of ScoZinc and will be disposed of in the Pre-Closing Reorganization and the security securing such loan will be released forthwith following the Pre-Closing Reorganization; and

(ss)            there is not presently outstanding against ScoZinc any judgement, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

Investigations Before Closing

4.2	Between the date hereof and the Closing Date, Acadian will cause ScoZinc, subject to §5.3(a) to:

(a)              provide to the officers, directors, employees and representatives of Selwyn reasonable access during normal business hours to the Mineral Properties, Real Property, Improvements and the books and records of ScoZinc and any Affiliate in respect of the Assets;

(b)              co-operate in every reasonable way with Selwyn and its officers, directors, employees and representatives in order to enable Selwyn to complete a full and thorough examination and verification of the Assets before the Closing Date; and

(c)              co-operate with Selwyn and its officers, directors, employees and representatives by providing them with such of the Technical Data prior to Closing as they may reasonably require in order to achieve the Closing conditions described in §8.1.

Additional Covenants of Acadian

4.3	Acadian covenants to and agrees with Selwyn that it will and where appropriate it will cause ScoZinc to:

(a)           diligently take all reasonable steps to obtain the ScoZinc Authorizations before Closing in a form and upon such terms as will be reasonably acceptable to Selwyn and its counsel;

(b)           from the date hereof to Closing, carry on the business and affairs of ScoZinc in the usual and normal course up to the Closing and will protect the Assets and its ownership interest therein, such that there will be no material loss, damage or destruction to the Assets;

(c)           upon Closing, and as may be reasonably requested thereafter, but at no cost to Acadian and ScoZinc save and except for the costs of their employees or as otherwise provided herein, co-operate with Selwyn in order for it to be placed in actual possession and control of the Assets in accordance with all of the terms of this Agreement;

(d)           continue to cooperate with Selwyn and to provide Selwyn with access to technical, operating and financial information related to the Assets and the Scotia Mine up to Closing and ScoZinc and Acadian will be responsible for the costs of their respective employees and consultants in doing so;

(e)           co-operate fully with Selwyn and its consultants, in respect of the preparation of (i) an independent National Instrument 43-101 compliant technical report for the purpose of verifying the mineral resource estimates provided to Selwyn in respect of the mineral properties of ScoZinc and (ii) an independent environmental audit of the operations of ScoZinc and ScoZinc and Acadian will be responsible for the costs of their respective employees and consultants in doing so;

(f)            use its best efforts to obtain acceptance for the Revised Reclamation and Closure Plan from the Nova Scotia Government and ScoZinc and Acadian will be responsible for the costs of their respective employees and consultants in doing so;

(g)           cooperate with Selwyn in its review of ScoZinc's records of employment and performance of its employees for the purposes of identifying persons who Selwyn may wish to employ and ScoZinc and Acadian will be responsible for the costs of their respective employees and consultants in doing so;

(h)           cooperate in a review by Selwyn of title to and liens and encumbrances against the Assets and ScoZinc and Acadian will be responsible for the costs of their respective employees, agents and consultants in doing so;

(i)            cooperate with Selwyn in permitting of the expansion of the current pit at the Scotia Mine, the costs of which, other than those of ScoZinc's and Acadian's employees, agents and consultants, will be paid for by Selwyn, provided however that if the acquisition of the Assets by Selwyn does not close, Selwyn will provide to ScoZinc all information gathered by it in respect of such permitting activities undertaken by Selwyn without any payment therefor by ScoZinc or Acadian;

(j)            cooperate with Selwyn in arranging insurance coverage on the Assets to take effect on Closing and Acadian and ScoZinc will be responsible for the costs of their respective employees and consultants in doing so;

(k)           not permit the issuance of any additional ScoZinc Shares or rights to acquire ScoZinc Shares without the prior approval of Selwyn, save and except pursuant to the Pre-Closing Reorganization;

(l)            not have ScoZinc enter into any material transaction, commitment or expenditures or to undertake material activities or to incur material expenses outside of its usual and normal course of business, except as agreed to by Selwyn or as required to undertake maintenance of the Assets or to protect the Assets in the event of emergency situations;

(m)          act expeditiously and in good faith in settling a lease agreement for the Dutch Settlement Road Lands in a form satisfactory to Selwyn; and

(n)           act expeditiously and in good faith in achieving those conditions to Closing, whether for its benefit or the benefit of Selwyn, that are wholly or partially, its responsibility as soon as possible.

PART 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELWYN

Representations and Warranties of Selwyn

5.1	Selwyn represents and warrants to ScoZinc that:

(a)            Selwyn is a corporation duly incorporated and validly existing under the laws of British Columbia;

(b)            neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein violates, conflicts with or results in, or will violate, conflict with or result in, a breach by Selwyn of the terms, conditions or provisions, as applicable, of Selwyn's constating documents or of any deed of trust, debt instrument or loan agreement, or any other agreement affecting its assets or operations generally or its undertaking, to which it is a party or by which it is bound;

(c)            all necessary corporate action on the part of the directors of Selwyn will have been taken as of the time of Closing to authorize and approve the execution and delivery of this Agreement and the performance by Selwyn of its obligations hereunder and this Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Selwyn enforceable in accordance with its terms;

(d)            Selwyn is not a non-eligible person for the purposes of the Investment Canada Act and is a GST registrant under the Excise Tax Act (Canada);

(e)             Selwyn will not require approval of its shareholders or any regulatory approval in respect of the entering into of this Agreement and the performance of its obligations hereunder;

(f)             Selwyn is purchasing the Assets on an as-is, where-is basis, subject only to Acadian's representations and warranties contained in this Agreement;

(g)            Selwyn is not relying on any calculation, forecast, projection or estimate made by ScoZinc or Acadian in relation to the Assets; and

(h)            Selwyn is not aware of any fact or circumstances that could cause Selwyn to believe or conclude that any of the representations or warranties given by Acadian herein is not accurate.

Confidentiality

5.2	If the Closing of the purchase of the ScoZinc Shares is not completed for any reason, Selwyn:

(a)            will return to Acadian and ScoZinc all documents delivered to Selwyn by them in contemplation of the completion of the purchase of the ScoZinc Shares by Selwyn ; and

(b)           will deliver to Acadian any information gathered in connection with permitting activities undertaken by Selwyn, as contemplated by subsection §4.3(c); and

(c)            will continue to be bound by the terms of the Confidentiality Agreement.

Covenants of Selwyn

5.3	Selwyn covenants to and agrees with Acadian that:

(a)           in carrying out its examination and verification as provided in §4.2, Selwyn and its officers, directors, employees and representatives will cause as little interference as possible with the operations of ScoZinc; and

(b)           it will act expeditiously and in good faith in achieving those conditions to Closing, whether for its benefit or the benefit of ScoZinc, that are wholly or in part its responsibility as soon as possible following the execution of this Agreement by the parties.

PART 6

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Survival

6.1
The representations, warranties and covenants of the parties which are contained in this Agreement or which are contained in any Closing Document, will be true and correct in all material respects as at the Closing with the same effect as if made at and as of the Closing and will survive the Closing and remain in full force and effect, notwithstanding the Closing and any investigation made by or on behalf of a party; Provided that no claim based upon or with respect to the inaccuracy or non-performance or non-fulfilment or breach of any representation, warranty or covenant may be made or brought after the expiration of 2 years from the Closing Date, save and except with respect the representations, warranties, covenants and agreements of the Vendor set forth in subsection §4.1(kk), which will survive the Closing and continue in full force and effect for five (5) years from the date of mailing of a notice of original assessment by the Minister of National Revenue.

Reliance by the Parties

6.2
Each party acknowledges and agrees with the other that it has entered into this Agreement relying on the representations, warranties and covenants of the other and on the other terms and conditions of this Agreement, notwithstanding any independent searches or investigations that may be undertaken by or on behalf of the party and that no information which is now known or should be known or which may hereafter become known to the party or its officers, directors or professional advisers will limit or extinguish any rights which the party may have at law in respect of a breach or non-compliance of such provisions by another party to this Agreement.

PART 7

CONVEYANCE, FURTHER ASSURANCES AND ASSISTANCE

Further Assurances

7.1
Acadian will from time to time after the Closing execute and deliver to Selwyn all such conveyances, transfers, assignments and other instruments in writing and further assurances in respect of the Assets as Selwyn will reasonably require from Acadian, provided that, save and except for any expenses incurred by Acadian in meeting its obligations hereunder which carry on after the Closing, all of the reasonable out-of-pocket costs incurred by Acadian in connection therewith are borne by Selwyn.

Mutual Assistance

7.2
In connection with the ScoZinc Authorizations required to be obtained hereunder by Acadian, Selwyn will, at its own expense, take such action as may be reasonably necessary to assist Acadian and will provide such information as may be reasonably requested concerning Selwyn by the Persons from whom such releases, waivers, consents and approvals are requested.

PART 8

CONDITIONS TO CLOSING

Conditions for Selwyn's Benefit

8.1	The obligations of Selwyn under this Agreement will be subject to the satisfaction at or prior to the Closing, of the following conditions:

(a)           Selwyn will have received such Closing Documents in a form satisfactory to Selwyn as it reasonably requires in accordance with the terms of this Agreement, which will include those Closing Documents described in Schedule F;

(b)           except as otherwise permitted by or provided for in this Agreement, Acadian and ScoZinc will have performed and satisfied in all material respects all of the covenants, conditions and obligations on its part required by this Agreement to be performed or satisfied by it on or before the Closing Date;

(c)           all of the representations and warranties of Acadian made in this Agreement will be true and correct in all material respects as at the Closing with the same effect as if made at and as of the Closing;

(d)           Selwyn will be satisfied with the results of the Environmental Audit;

(e)           Selwyn will be satisfied with the results of its legal review of title and of any liens, litigation or other encumbrances related to the Asset, which review expense will be borne by Selwyn;

(f)            Selwyn will be satisfied, acting reasonably, that the mineral resource estimate for the Scotia Mine the NI 43-101 Report, is not materially different from the mineral resource estimate for the Scotia Mine that was presented to it by Acadian and ScoZinc;

(g)           Selwyn will be satisfied with the Revised Reclamation and Closure Plan, its acceptance by the Nova Scotia Government and the Additional Bonding Requirement;

(h)           Selwyn will be satisfied with the form and content of the ScoZinc Authorizations;

(i)            Acadian will have settled a lease agreement for the Dutch Settlement Road Lands in form and content satisfactory to Selwyn;

(j)            Acadian and ScoZinc will have completed the Pre-Closing Reorganization to the satisfaction of Selwyn;

(k)           ScoZinc will not have any liabilities of any kind or nature, contingent or absolute, including without limitation, any outstanding bonds, debentures, notes or other debt, save and except for the amounts described in subsections §2.2(a), §2.2(b), §4.1(r), §10.1 and for the royalty obligations described in Part E of Schedule A; and

(l)            no injunction or restraining order of a court or administrative tribunal of competent jurisdiction will be in effect prohibiting the transactions between the parties contemplated hereby and no action or proceeding will be pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby.

Benefit of Conditions

8.2	The conditions set forth in §8.1 are for the exclusive benefit of Selwyn and may be waived by it in writing in whole or in part on or before the Closing.

Termination by Selwyn

8.3
If one or more of the conditions set forth in §8.1 is not satisfied by the Closing Date, Selwyn will be entitled forthwith to terminate this Agreement without liability or expense of Selwyn to Acadian or Acadian to Selwyn, save and except that if the Agreement is terminated due to the condition described in subsections §8.1(a) (except those third party consents or documents that are not solely within Acadian's control including, for clarification, those included in (a) and listed in (b), (c), (d), (e) and (f) on Schedule F, §8.1(b) and §8.1(c) not being satisfied, Acadian will forthwith pay to Selwyn an amount equal to:

(a)           all legal and accounting fees reasonably incurred until such termination by Selwyn following the date of execution of the Letter Agreement in connection with the preparation of this Agreement, including the settling of the terms of the Pre-Closing Reorganization and for Closing; and

(b)           all out-of-pocket costs of Selwyn reasonably incurred following the date of the Letter Agreement and prior to the date of termination in connection with Selwyn's investigations of the Assets, including the fees of such engineers, consultants and other advisors retained by Selwyn for purposes of conducting such investigations and all costs incurred by Selwyn in its efforts to raise capital to place the Scotia Mine back into commercial production.

Conditions for Acadian's Benefit

8.4	The obligations of Acadian under this Agreement will be subject to the satisfaction at or prior to the Closing, of the following conditions:

(a)           Acadian will have received such Closing Documents in a form satisfactory to it as it reasonably requires in accordance with the terms of this Agreement, which will include those Closing Documents described in Schedule G;

(b)           except as otherwise permitted by or provided for in this Agreement, Selwyn will have performed and satisfied in all material respects all of the covenants and conditions required by this Agreement to be performed or satisfied by it on or before the Closing Date;

(c)           the representations and warranties made herein by Selwyn will be true and correct in all material respects as at the commencement of the Closing with the same effect as though such representations and warranties had been made at such time;

(d)           no injunction or restraining order of a court or administrative tribunal of competent jurisdiction will be in effect prohibiting the transactions between the parties contemplated hereby and no action or proceeding will be pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby;

(e)           Selwyn will have, as at the Closing, paid the Purchase Price and the Additional Bonding Requirement if required;

(f)           Acadian will have obtained as at Closing the ScoZinc Authorizations in a form acceptable to it; and

(g)          Acadian will have received approval of the sale of the Assets by ScoZinc from the Toronto Stock Exchange, if required.

Benefit of Conditions

8.5	The conditions set forth in §8.4 are for the exclusive benefit of Acadian and may be waived by it in writing in whole or in part on or before the Closing.

Termination by Acadian

8.6
If one or more of the conditions set forth in §8.4 is not satisfied by the Closing Date, Acadian will be entitled forthwith to terminate this Agreement without liability or expense of Acadian to Selwyn or Selwyn to Acadian save and except that if the Agreement is terminated due to the condition in §8.4(a), §8.4(b), §8.4(c) or §8.4(e) not being satisfied, Selwyn will forthwith pay to ScoZinc an amount equal to all third party legal and accounting fees reasonably incurred by ScoZinc in connection with the preparation of this Agreement, including the settling of the terms of the Pre-Closing Reorganization, and for Closing.

PART 9

PRE-CLOSING, CLOSING AND CLOSING DATE

Closing and Pre-Closing

9.1
The closing of the transactions described in this Agreement (the "Closing") will be completed in Halifax, Nova Scotia at the offices of Acadian's counsel on or before 4:00 pm (Eastern time) on May 31, 2011 provided that all conditions to the Closing for each of Selwyn and ScoZinc are in place at that time.  The Pre-Closing will be completed at the same place on the date that is no less than two (2) Business Days before the Closing Date.

Obligations of Acadian at Pre-Closing

9.2
At Pre-Closing, Acadian will, subject to the satisfaction of the conditions for its benefit described in §8.4, deliver to its counsel in escrow on terms satisfactory to it, Selwyn and Acadian, the Closing Documents described in Schedule F and an undertaking to forthwith complete the Pre-Closing Reorganization.

Obligations of Selwyn at Pre-Closing

9.3
At Pre-Closing, Selwyn will, subject to the satisfaction of the conditions for its benefit described in §8.1, save and except for the completion of the Pre-Closing Reorganization, deliver the Closing Documents described in Schedule G and pay the net Purchase Price payable to Acadian, the Additional Bonding Requirement and the amount of the Production Royalty to its counsel in escrow on terms satisfactory to it, Selwyn and Acadian.

Concurrent Requirements

9.4	At Closing, provided Acadian has completed the Pre-Closing Reorganization, each of the parties hereto will release from escrow the Closing Documents and money tendered pursuant to §9.2 and §9.3.

PART 10

POST CLOSING OBLIGATIONS OF ACADIAN

Trade Payables of ScoZinc

10.1
Acadian will be solely responsible for all trade payables of ScoZinc incurred up to and including the Closing and will pay such forthwith upon Selwyn presenting Acadian with invoices in respect of such.

Acadian's Assets

10.2
The parties acknowledge that the Acadian Assets, which are stored at the Scotia Mine site, are the property of Acadian.  Acadian will remove such assets from the Scotia Mine site within 30 days of Closing.

Acadian’s Obligations during the Storage Period

10.3	During the Storage Period Acadian will:

(a)           be solely responsible for the Acadian Assets and will insure such in accordance with normal industry standards with Selwyn as a named insured; and

(b)           indemnify and save Selwyn harmless from and against all losses, judgements, amounts paid in settlement of actions or claims, liabilities (whether accrued, actual, contingent or otherwise), costs, deficiencies, damages, expenses (including but not limited to, reasonable legal fees and disbursements) and demands whatsoever accruing from or in any way related to the Acadian Assets and the storage of such at the Scotia Mine site.

Acadian’s Personnel

10.4                      Acadian will have its personnel located at the Scotia Mine site relocated from ScoZinc’s property within 30 days from the Closing Date.

Acadian’s Obligations in Respect of its Personnel

10.5                      While Acadian’s personnel are located at the Scotia Mine site, Acadian will:

(a)           indemnify and save Selwyn harmless from and against all losses, judgements, amounts paid in settlement of actions or claims, liabilities (whether accrued, actual, contingent or otherwise), costs, deficiencies, damages, expenses (including but not limited to, reasonable legal fees and disbursements) and demands whatsoever accruing from or in any way related to the presence of its personnel at the Scotia Mine site; and

(b)           comply with all worker’s compensation laws and rules in respect of such personnel.

PART 11

BOOKS, RECORDS

Books and Records

11.1
At Closing Acadian will deliver to Selwyn or make arrangements for its delivery as soon as possible after Closing, the Technical Data and all of the books and records of any kind or nature in the possession of Acadian which pertain to the ScoZinc and the Assets and which are not located at the Scotia Mine site.

Confidentiality of Data

11.2	Acadian will maintain the confidentiality of the Technical Data for a period of 3 years from the Closing.

PART 12

GENERAL

Waiver by Selwyn

12.1	Selwyn may, at its option, waive in whole or in part any or all of the provisions herein for the benefit of Selwyn.

Waiver by Acadian

12.2	Acadian may, at its option, waive in whole or in part any or all of the provisions herein for the benefit of Acadian.

Limitation of Waiver

12.3	No waiver pursuant to §12.1 or §12.2 of the whole or any part of any provision will operate as a waiver of any other part thereof or as a waiver of any other provision.

Amendment

12.4	This Agreement may be amended, modified or supplemented only by the written agreement of the parties.

Severability

12.5
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Effect of Certificates

12.6
All certificates provided hereunder by a director or officer of a party will be provided in that person's capacity as a director or officer of the party and not in that person's personal capacity, and no such director or officer will incur any personal liability under or as a result of such certificate.

Notice

12.7
Any notice or other writing required or permitted to be given hereunder or for the purposes hereof will be sufficiently given if delivered or sent by facsimile transmission or email to the party to whom it is given or if mailed, by prepaid registered mail, addressed to such party at:

(a)           in the case of a notice or other communication to Selwyn, to it at:

Suite 700- 509 Richards Street
Vancouver, British Columbia V6 2Z6
Fax: (604) 689-8355
Attention:  Harlan D. Meade
Email: hmeade@selwynresources.com

(b)           in the case of a notice or other communication to Acadian, to it at:

15601 Hwy 224,
Cooks Brook, Nova Scotia B0N 1Y0
Fax: (902) 425-6350
Attention: Grant Ewing
Email:grante@acadianmining.com

or at such other address or number as the party to whom such notice or other communication is to be given has last notified the party giving the same in the manner provided in this §12.7.  A notice so mailed will be deemed to have been given and received on the 5th Business Day in the jurisdiction of the addressee after the date of mailing, unless at the time of mailing or within 5 Business Days thereafter there occurs a postal interruption which could have the effect of delaying the mail in the ordinary course, in which case a notice will be effectively given only if actually delivered or sent by facsimile or email transmission.  A notice given by facsimile transmission or email to the party to whom it is addressed will be deemed to have been given and received on the next Business Day in the jurisdiction of the addressee after the day it is transmitted.

Time

12.8	Time will be of the essence hereof.

Assignment

12.9
Selwyn may not assign all or any part of its rights and obligations hereunder, except to a wholly-owned subsidiary, without the prior consent of ScoZinc, which will not be unreasonably withheld, provided however, that any assignee will be required to enter into an agreement with the non-assigning party hereto to be bound by the terms hereof as if the assignee were an original signatory to this Agreement.

Press Releases

12.10
During the Interim Period, none of the parties or any of their Affiliates, will make any public announcement or issue any press release regarding this Agreement or the transactions contemplated herein without providing an opportunity to the other parties to review and comment on such announcement or press release.  If, during the Interim Period, a party or any of its Affiliates wishes to issue a press release or make a public announcement regarding this Agreement required by applicable Canadian securities laws, the party will disclose the complete text of the proposed press release or public announcement to the other parties in writing one (1) Business Day prior to its release, whereupon the other parties will then have the right to review said press release or public announcement and will have the right to make comment or suggestions for changes therein within such one (1) Business Day.  In all other instances, if, during the Interim Period, a party or any of its Affiliates wishes to issue a press release or make a public announcement regarding this Agreement, it will disclose the complete text of the proposed press release or public announcement to the other parties writing two (2) Business Days prior to its release, whereupon the other parties will have the right to review said press release or other public announcement and will have the right to make comment or suggestions for changes therein within such two (2) Business Days. The party proposing to make the press release or public announcement will consider the comments of the other parties in good faith.

Expenses

12.11
Subject as otherwise set out in this Agreement, each party will be responsible for payment of all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated herein, including all professional fees (including but not limited to legal and accounting fees) incurred thereby.

Enurement

12.12	All the terms and provisions of this Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

Entire Agreement

12.13
This Agreement and the Schedules attached hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all previous agreements and understandings, oral or written, among the parties or their respective representatives with respect to the matters herein, including the Letter Agreement, and will not be modified or amended except by written agreement signed by the parties to be bound thereby.

Counterparts

12.14
This Agreement may be executed in counterparts and delivered in PDF form or by facsimile transmission (with executed originals to be delivered), each of which will constitute an original and each of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed these presents as of the day and year first above written.

ACADIAN MINING CORPORATION

Per:           Grant Ewing
  Authorized Signatory

SELWYN RESOURCES LTD.

Per:           Harlan D Meade
  Authorized Signatory

SCHEDULE A

ASSETS

A.	Mineral Interests

See attached list of Mineral Licenses.

B.	Real Property Interests

1.	The following is a list of the PID numbers for lands owned by ScoZinc.

Halifax County	Colchester County

369363 373621 522623 40227951 40227969 40227985 40290256 40290264 40291452 40312092 40757577 41283268 41239542	20158176 20416384 20080529 20080511 20223418 20080495 20313250 20158184

2.
Leasehold interest in the lease dated April 1, 2008 among ScoZinc Limited, Nova Scotia Business Incorporated and North Atlantic Marine Terminals Limited in connection with premises in Sheet Harbour, N.S.

3.	Option rights under an option agreement dated April 1, 2009 between Acadian Mining Corporation and Heather Killen to acquire a property in Gays River, N.S.

4.	Leasehold interest in the lease dated May 13, 2011 between among ScoZinc Limited and Douglas Benjamin regarding a lease of the Dutch Settlement Road Lands.

C.	Other Assets

1.
All facilities and equipment owned by ScoZinc, including without limitation those associated with the Scotia Mine, excluding the assets on Schedule H, which are the property of Acadian Mining Corporation.

2.	The inventory associated with the Scotia Mine as such existed during the Investigation Period.

D.	Performance and Security Deposits

1.	Bond in the approximate amount of $612,000 plus accrued interest held by the Nova Scotia Department of Natural Resources;

2.	Bond in the approximate amount of $112,000 plus accrued interest held by the Nova Scotia Department of Environment (water bond); and

3.	Bond in the amount of $100,000 plus accrued interest held by the Nova Scotia Business Incorporated (re lease at Sheet Harbour)

E.	Royalties

1.
A 20% net profits interest in the mineral claims comprising Exploration License 06120 pursuant to a Memorandum of Agreement between Acadian and Dale Dunlop dated November 29, 2007 as amended by novation agreement and amendment to memorandum of agreement dated as of May 1, 2011.

2.	A 1% gross revenue royalty in respect of production from Getty License 6959 in accordance with an agreement between Acadian and Globex Mining Enterprises Inc. dated October 10, 2006.

3.	Royalties payable to the Province of Nova Scotia.

F.	Third Parties Rights

1.	Rights of Gallant Aggregates Limited under a License, Option and Royalty Agreement dated September 30, 2008 between ScoZinc Limited and Gallant Aggregates Limited.

2.
Option rights under a memorandum of agreement dated November 29, 2007 between Acadian and Dale Dunlop and a novation agreement and amendment to memorandum of agreement made as of May 1, 2011 among Acadian, ScoZinc and Dale Dunlop in respect of Exploration License #06120.

SCHEDULE B

SCOZINC RIGHTS

1.	Mining Lease No. 10-1 dated April 2, 2010 by the DNR.

2.	Exploration Licenses - Issued by DNR; Status - in good standing.

3.
Environmental Assessment - Issued by the D of E; Status: the current Environmental Assessment the Scotia Mine is in good standing; a new Class 1 Environmental Assessment will be required for each of the SW expansion and the Getty deposit.

4.	Industrial Approvals - Issued by D of E; Status - the IA for each of the Scotia Mine and the Sheet Harbour facility are in good standing.

5.	Registration to carry on business in Nova Scotia; Status - in good standing.

SCHEDULE C

ENVIRONMENTAL VIOLATIONS (Past and Ongoing)

1.	Payment of production royalties to DNR.

2.
D of E - ScoZinc has received various correspondences from the D of E (often by email) with recommendations and suggestions.  ScoZinc believes it has complied with all requests to the satisfaction of the D of E, except the following:

a.
Correspondence regarding the lead and zinc impact on the Hull property.  This property has since been acquired by ScoZinc.  There is no offsite impact and no surface water issues.  There has been no correspondence from the D of E on this issue in over a year and Scozinc believes that the D of E has acquiesced in the cleanup being dealt with in the normal course of operations and reclamation.

b.
Correspondence requesting the removal of chemicals from the Scotia Mine site.  It is ScoZinc's belief that this will no longer be an issue if the mine is to be put back into operation.  The D of E was concerned to have chemicals stored on site while the mine was on care and maintenance.

3.	Correspondence from the federal Department of Environment with direction on future fish studies.

SCHEDULE D

AUTHORIZATIONS AND APPPOVALS REQUIRED BY SCOZINC

1.	DNR with respect to the Revised Reclamation and Closure Plan and the Additional Bonding Requirement.

2.	Nova Scotia Business Incorporated with respect to the Sheet Harbour lease.

3.	D of E with respect to the deemed change of control of the Scotia Mine and the Sheet Harbour facility.

SCHEDULE E

SCOZINC CONTRACTS

1.	The royalty, lease, option and other agreements described in Schedule A, all of which are in good standing.

SCHEDULE F

DOCUMENTS TO BE DELIVERED BY ACADIAN AT THE CLOSING

(a)
all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments, consents, waivers, releases and approvals and any other documents necessary or required to effectively transfer the ScoZinc Shares to Selwyn, all in a form satisfactory to Selwyn;

(b)	a renewed Mining Lease for the Scotia Mine;

(c)	the ScoZinc Authorizations in form satisfactory to Selwyn;

(d)	the Revised Reclamation and Closure Plan together with evidence of its acceptance by the Nova Scotia Government and of the Additional Bonding Requirement, all in a form satisfactory to Selwyn;

(e)	confirmation from Acadian of the approval of the sale of the Assets from by the Toronto Stock Exchange, if required;

(f)	a lease agreement with Douglas Keith Benjamin for the Dutch Settlement Road Lands in form and content satisfactory to Selwyn;

(g)	share certificates representing all of the issued and outstanding ScoZinc Shares registered in Selwyn's name;

(h)	a certified copy of resolutions of the directors of ScoZinc authorizing the transfer of the ScoZinc Shares being acquired by Selwyn to it and the registration of such shares in the name of Selwyn;

(i)
a certificate of two officers of Acadian certifying that the representations and warranties given by it herein are true and correct as at the Closing Date, as to the liabilities of ScoZinc as at the Closing and that Acadian and ScoZinc have performed and satisfied in all material respects all of the covenants, conditions and obligations on their part required by the Agreement to be performed or satisfied by them on or before the Closing Date;

(j)
a current opinion satisfactory to Selwyn, acting reasonably, from Acadian's counsel, as to the due authorization, execution and delivery of the Agreement by Acadian, as to the valid and binding nature and enforceability of the Agreement, as to the corporate status and share structure of ScoZinc, as to the receipt by Acadian and ScoZinc of all required regulatory approvals with respect to the sale and transfer of the ScoZinc Shares and as to such other matters as required by Selwyn's counsel acting reasonably, provided that in giving the opinion in respect of the valid and binding nature and enforceability of the Agreement, Acadian’s counsel may assume that the Agreement is governed by the laws of Nova Scotia;

(k)
a certificate of two officers of Acadian verifying the locations where the Technical Data and the books and records related to ScoZinc and the Assets are stored and if such are not on any of the premises comprising part of the Assets, stating Acadian's undertaking to have such delivered, at its cost, to a location designated by Selwyn;

(l)	resignations of the current officers and directors of ScoZinc effective as of the Closing; and

(m)	such other documents as may be reasonably requested by Selwyn.

SCHEDULE G

DOCUMENTS TO BE DELIVERED BY SELWYN AT THE CLOSING

(a)	a certified copy of resolutions of the directors of Selwyn authorizing the purchase of the ScoZinc Shares in accordance with the terms of the Agreement;

(b)
a certificate of two officers of Selwyn certifying that the representations and warranties given by Selwyn in the Agreement are true and correct as at the Closing Date and that Selwyn has performed and satisfied in all material respects all of the covenants, conditions and obligations on its part required by the Agreement to be performed or satisfied by Selwyn on or before the Closing Date; and

(c)
a current opinion satisfactory to Acadian, acting reasonably, from Selwyn's counsel, as to the due authorization, execution and delivery of the Agreement by Selwyn, as to the valid and binding nature and enforceability of the Agreement, as to the corporate status of Selwyn, as to the receipt by Selwyn of all required regulatory approvals with respect to the purchase of the ScoZinc Shares and as to such other matters as required by ScoZinc's counsel acting reasonably;

SCHEDULE H

LIST OF ASSETS BELONGING TO ACADIAN THAT ARE PRESENTLY LOCATED AT THE SCOTIA MINE SITE

[Attached.]

SCHEDULE I

PRE-CLOSING REORGANIZATION OF SCOZINC

The following steps will be undertaken by Acadian and ScoZinc sequentially prior to Closing:

1.
ScoZinc will incorporate a new company ("Subco") under the provisions of the Canada Business Corporations Act (the "Act"). The authorized share capital of Subco will include voting common shares with no par value. ScoZinc will subscribe for 1 common share of Subco for a total subscription price of $100.

2.
Acadian holds a non-interest bearing note from ScoZinc in the amount of approximately $32,000,000 (the "Acadian Note") that it will transfer at fair market value to Subco in exchange for a non-interest bearing, demand promissory note (the “Subco Note”) having a fair market value equal to the fair market value of the Acadian Note.

3.
Subco will be wound up into ScoZinc under provisions of the Act on a tax-deferred basis under subsection 88(1) of the Income Tax Act (Canada). (The stated capital of Subco will be reduced to $1.00 immediately prior to the dissolution).

4.
Acadian will transfer all of its interest in the Subco Note to ScoZinc at fair market value in exchange for the issuance of new, previously unissued common shares in the capital of ScoZinc.  The stated capital of common shares of ScoZinc will be increased by an amount equal to the fair market value of the Subco Note.

SCHEDULE J

SCOZINC LIABILITIES

1.	Debt owing to Acadian Mining Corporation (approximately $32 million).

2.	Production royalties owing to the Province of Nova Scotia (approx. $900,000).

3.	"Top Up" of reclamation bond owing to the Province of Nova Scotia in the amount of $1,887,790.

4.	Trade payables (approx. $ 77,200 as of May 25, 2011, including invoices for 2011 property taxes in the amount of $21,741.53).

SCHEDULE K

DECEMBER 31, 2010 AUDITED FINANCIAL STATEMENTS OF SCOZINC
AND
UNAUDITED MARCH 31, 2011 FINANCIAL STATEMENTS OF SCOZINC

SCHEDULE L

CHANGES IN SCOZINC'S BUSINESS, FINANCIAL CONDITION, PROPERTIES AND AFFAIRS SINCE DECEMBER 31, 2010

1.	Transfer to Acadian Mining Corporation of gold exploration licenses beneficially owned by Acadian Mining Corporation.

2.	Acquisition from Acadian Mining Corporation of zinc exploration licenses beneficially owned by ScoZinc.

3.	A number of non-core licenses were not renewed.